Exhibit 4.43.1

Continuing Guaranty

This guaranty (“this Guaranty”) is made by the undersigned (each a “Guarantor” and collectively, “Guarantors”) to and for the benefit of UNIFIED GROCERS, INC., a California corporation (hereinafter referred to as “Unified”) and for each and every of Unified’s direct or indirect and present or future subsidiaries, whether now or at anytime hereafter existing, including but not limited to Grocers Capital Company, a California corporation, Market Centre, a California corporation, Unified Grocers Insurance Services, Inc., a California corporation, Springfield Insurance Company, a California corporation, and Springfield Insurance Company Limited, a Bermuda corporation and those other direct and indirect and present and future subsidiaries who are or from time to time become parties to the Master Collateral Agency Agreement, dated as of September 1, 2008 (as amended, restated, modified or replaced from time to time, the “Master Collateral Agency Agreement”), as the same may be amended, restated, modified or replaced from time to time. Unified, together with its direct or indirect and present or future subsidiaries, whether now or hereafter existing are referred to collectively herein as “Creditors” and each a “Creditor.” This Guaranty is given to and for the benefit of, and may be enforced by, each and every Creditor, subject to restrictions, if any, set forth in the Master Collateral Agency Agreement.

In consideration of the extensions of credit by any of the Creditors at any time and in any manner and to any extent to                                                                                                                   (hereinafter referred to as “Debtor”) and for other good and valuable consideration, Guarantors jointly and severally agree as follows:

1)

Guaranty of Indebtedness of Debtor. Guarantors jointly and severally unconditionally guarantee to Creditors, and to each of them, the payment or performance, when due, of any and all Indebtedness of Debtor to any Creditor. The word “Indebtedness” is used in its most comprehensive sense and includes any and all advances to and any and all debts, obligations, and liabilities of Debtor or any one or more of them, whenever made, incurred, or created, whether voluntary or involuntary and however arising, whether originating in transactions between any Creditor and Debtor or assigned to any Creditor, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Debtor may be liable individually or jointly with others, or whether recovery may be or become barred by any statute of limitations or otherwise become unenforceable; including, without limitation, interest which would be owed by the Debtor but for the fact that it is unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Debtor.

Continuing Guaranty

2)

Continuing Guaranty. This is a contract of continuing guaranty and shall apply, regardless of the form and without limit as to the amount of the Indebtedness. Any Indebtedness may be created, renewed, extended, modified, or altered, in whole or in part, without notice to the undersigned. This Guaranty is to remain in full force and effect notwithstanding any written notice of its revocation given by any Guarantor. If any Guarantor’s right to terminate is not able to be waived for any reason, then any termination by such Guarantor shall be effective only to the extent that it applies to new Indebtedness incurred subsequent to the actual receipt and the effective date of such notice. Any Indebtedness incurred prior to the effective date of such notice may be renewed, extended, modified or altered after the receipt of such notice without affecting this Guaranty. Such notice must be in writing and shall be effective only if delivered by personal service or by recognized overnight courier or by registered mail, postage prepaid, return receipt requested, addressed to Unified at its principal executive office to the attention of the Corporate Secretary. Notice shall be deemed effective (the “effective date”) on the thirtieth day following receipt of such notice by Unified. No such notice shall release Guarantors from any liability as to any Indebtedness that may be owing to or held by any Creditor or in which any Creditor may have an interest or for which any Creditor may be obligated at the time of the effective date of such notice.

3)

Independent Obligation. The liability of Guarantors under this Guaranty is exclusive and independent of any security for or other guarantee of the Indebtedness, whether executed by Guarantors or any other party and a separate action or actions may be brought and prosecuted against any Guarantor whether action is brought against Debtor or any other guarantor or whether Debtor or any other guarantor be joined in any such action or actions. The liability of Guarantors under this Guaranty is not affected or impaired by:

a)	any Indebtedness exceeding Guarantors’ liability;
b)	any direction of application by Debtor or any other party;
c)	any other continuing or other guaranty, undertaking, or maximum liability of Guarantors or of any other party as to the Indebtedness;
d)	any payment on or in reduction of any other guaranty or undertaking;
e)

any notice of termination of this Guaranty, or the death or termination of, or the revocation or release of any obligations under this Guaranty of any other of the Guarantors, any other guarantor or any other person or entity;

f)	any dissolution, termination, or increase, decrease, or changes of personnel of any of the Guarantors, Debtor or any other person; or
g)

any payment made to any Creditor on the Indebtedness such Creditor repays to Debtor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium, or other debtor relief proceeding; Guarantors waive any right to the deferral or modification of Guarantor’s obligations by virtue of any such proceeding.

In the event that any payments by any Guarantor to any Creditor is set aside after the making thereof, in whole or in part, or settled without litigation (any such settlement being in such Creditor’s sole and absolute discretion), Guarantors shall be liable for the full amount such Creditor is required to repay (or repays pursuant to any settlement) plus costs, interest, attorneys’ fees and any and all expenses which such Creditor paid or incurred in connection therewith.

Continuing Guaranty

4)	Death, Insolvency, or Bankruptcy of Debtor. Guarantors jointly and severally unconditionally guarantee the payment of any and all Indebtedness, whether or not due or payable by Debtor, upon:
a)

Debtor or any Guarantor dies, institutes a dissolution, insolvency, liquidation, conservatorship, reorganization or bankruptcy proceeding, or consents to any assignment for the benefit of creditors, moratorium, rearrangement, or receivership,

b)	any liquidation, conservatorship, reorganization or bankruptcy proceeding is instituted against Debtor or any Guarantor, or a receiver is appointed with respect to Debtor or any Guarantor; or
c)	the appointment of a receiver for, or the attachment, restraint of, or making or levying of any court order or legal process affecting the property of Debtor or Guarantors,

and jointly and severally unconditionally promise to pay the Indebtedness to Creditors, or order, on demand, in lawful money of the United States.

5)

Joinder of Parties. The obligations of Guarantors are joint and several, and independent of the obligations of Debtor, and a separate action or actions may be brought and prosecuted against any Guarantor, whether action is brought against Debtor or any other guarantor or whether Debtor or any other guarantor be joined in any such action or actions. Guarantors waive, to the fullest extent permitted by law, the benefit of any statute of limitations affecting their liability under this Guaranty or the enforcement of this Guaranty. Any payment by Debtor or other circumstance that operates to toll any statute of limitations as to Debtor shall also operate to toll the statute of limitations as to Guarantors.

6)

Change of Obligations. Guarantors authorize each Creditor, (whether or not after revocation or termination of this guaranty) without notice or demand (except any notice or demand that is required by statute and cannot be waived) and without affecting or impairing their liability, from time to time to:

a)	renew, compromise, extend, accelerate, or otherwise change the time for performance of, or otherwise change the terms of the Indebtedness, including increase or decrease the rate of interest;
b)	take and hold security for the performance of this guaranty or the Indebtedness, and exchange, enforce, waive, and release any security;
c)	apply security and direct the order or manner of sale of security as such Creditor in its discretion may determine; and
d)	release or substitute any one or more of the Guarantors.

       Creditors may without notice assign this Guaranty in whole or in part.

7)

Guaranty to be Absolute. Guarantor agrees that until the Indebtedness has been paid in full and any commitments of any Creditor to provide any additional Indebtedness have been terminated, Guarantors shall not be released by or because of the taking, or failure to take, any action that might in any manner or to any extent vary the risks of Guarantors under this Guaranty or that, but for this paragraph, might discharge or otherwise reduce, limit, or modify any Guarantor’s obligations under this Guaranty. Guarantor waives and surrenders any

Continuing Guaranty

defense to any liability under this Guaranty based upon any such action, including but not limited to any action of any Creditor described in the immediately preceding paragraph of this Guaranty. It is the express intent of Guarantor that Guarantor’s obligations under this Guaranty are and shall be absolute and unconditional.

8)

Capacity and Authority of Debtor. It is not necessary for any Creditor to inquire into the capacity or powers of Debtor or the officers, directors, partners, or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance on the professed exercise of those powers shall be guaranteed under this Guaranty.

9)

Subrogation. Until all the Indebtedness is paid in full, even though the Indebtedness is in excess of Guarantors’ liability under this Guaranty, Guarantors shall have no right of subrogation, reimbursement, exoneration, indemnity or contribution by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantors under this Guaranty, and each Guarantor hereby waives any right to enforce any remedy that any Creditor now has or may later have against Debtor, and waives any benefit of, and any right to, participation in any security now or later held by Debtor.

10)

Subordination. Any indebtedness of Debtor now or later held by Guarantors is subordinated to the Indebtedness, and all indebtedness of Debtor to Guarantors shall be collected, enforced, and received by Guarantors as trustees for Creditors and be paid over to Creditors on account of the Indebtedness, without affecting or impairing in any manner the liability of Guarantors under the other provisions of this Guaranty. In addition to Guarantors’ waiver of any right of subrogation as set forth in this Guaranty with respect to any obligations of Borrower to Guarantors as subrogee of Creditors, Guarantors agree that Guarantors shall not demand, take, or receive from Debtor, by setoff or in any other manner, payment of any other obligations of Debtor to Guarantors until the Indebtedness has been paid in full and any commitments of Creditors to provide Indebtedness have been terminated. If any payments are received by any Guarantor in violation of such waiver or agreement, such payments shall be received by such Guarantor as trustee for Creditors and shall be paid over to Creditors on account of the Indebtedness, but without reducing or affecting in any manner the liability of Guarantors under the other provisions of this Guaranty. Any security interest, lien, or other encumbrance that Guarantors may now or hereafter have on any property of Debtors is hereby subordinated to any security interest, lien, or other encumbrance that any Creditor may have on any such property.

11)	Waiver of Rights and Defenses.
a)

Guarantors waive any right to require any Creditor to (1) proceed against Debtor; (2) proceed against or exhaust any security held from Debtor; or (3) pursue any other remedy in any Creditor’s power whatsoever.

b)

Guarantors waive any defense based on or arising out of any defense of Debtor other than payment in full of the Indebtedness, including without limitation any defense based on or arising out of the disability of Debtor, the unenforceability of the indebtedness from any cause, or the cessation from any cause of the liability of Debtor other than payment in full of the Indebtedness.

Continuing Guaranty

c)

Each Creditor may, at its election, foreclose on any security held by any Creditor by one or more public or private sales, whether or not every aspect of any sale is commercially reasonable, or exercise any other right or remedy any Creditor may have against Debtor, or any security, without affecting or impairing in any way the liability of Guarantors under this Guaranty, except to the extent that the Indebtedness has been paid.

d)	Guarantors waive all rights and defenses that Guarantors may have because the Indebtedness is secured by real property. This means, among other things:
i)	Creditors may collect from Guarantors without first foreclosing on any real or personal property collateral pledged by Debtor.
ii)	If any Creditor forecloses on any real property collateral pledged by Debtor:
(1)	The amount of the Indebtedness may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.
(2)	Each Creditor may collect from the Guarantors even if such Creditor, by foreclosing on the real property collateral, has destroyed any right Guarantors may have to collect from Debtor.

This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Debtor’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights and defenses based on Code of Civil Procedure Sections 580a, 580b, 580d, and 726.

e)

Guarantor waives all rights and defenses arising out of an election of remedies by Creditors, even though that election of remedies, such as nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against the Debtor by operation of Code of Civil Procedure Section 580d or otherwise.

f)

Guarantors waive all presentments, demands for performance, notices of protest, notices of dishonor, notices of acceptances of this guaranty, and notices of the existence, creation, or incurring of new or additional indebtedness.

g)

Guarantors assume all responsibility for keeping themselves informed of Debtor’s financial condition and assets, and of all other circumstances bearing on the risk of nonpayment of the Indebtedness and the nature, scope, and extent of the risks that Guarantors assume and incur under this Guaranty, and agree that Creditors shall have no duty to advise Guarantors of information known to it regarding those circumstances or risks.

h)	Guarantors waive any rights and defenses that are or may become available to Guarantor by reason of Sections 1479, 2822, 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code.

12)

Information Relating to Debtor. Guarantors acknowledge and agree that they have the sole responsibility for, and have adequate means of, obtaining from Debtor such information concerning Debtor’s financial condition or business operations as Guarantors may require,

Continuing Guaranty

and that Creditors have no duty, and Guarantors are not relying on Creditors, at any time to disclose to Guarantors any information relating to the business operations or financial condition of Debtor.

13)

Successors and Assigns. This Guaranty (a) binds Guarantors and Guarantors’ executors, administrators, heirs, successors, and assigns, provided that Guarantors may not assign their rights or obligations under this Guaranty without the prior written consent of Creditors, and (b) inures to the benefit of Creditors and Creditors’ indorsees, successors, transferees, and assigns. Creditors may, without notice to Guarantors and without affecting Guarantors’ obligations hereunder, sell, assign, grant participations in, or otherwise transfer to any other person, firm, or corporation the Indebtedness and this Guaranty, in whole or in part.

14)

Attorneys’ Fees and Costs. In addition to the amounts guaranteed under this Guaranty, Guarantors jointly and severally agree to pay reasonable attorneys’ fees and all other costs and expenses incurred by any Creditor in enforcing this guaranty and in any action or proceeding arising out of, or relating to, this guaranty.

15)

Nonwaiver of Rights of Creditors. No right or power of any Creditor under this Guaranty shall be deemed to have been waived by any act or conduct on the part of any Creditor, or by any neglect to exercise that right or power, or by any delay in so doing; and every right or power shall continue in full force and effect until specifically waived or released by an instrument in writing executed by Creditors.

16)

Single or Plural Debtors or Guarantors. In all cases where there is but a single Debtor or a single Guarantor, all words used in the plural shall be deemed to have been used in the singular where the context and construction so require; and when there is more than one Debtor, or when this Guaranty is executed by more than one Guarantor, the word “Debtor” and the word “Guarantors” respectively shall mean all and any one or more of them.

17)	Governing Law. The validity, construction and performance of this Guaranty shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

18)

Entire Agreement. This Guaranty embodies the entire agreement and understanding between Creditors and the Guarantors pertaining to the subject matter of this Guaranty, and supersedes all prior or contemporaneous agreements, understandings, negotiations, representations and discussions, whether verbal or written, of such parties, pertaining to that subject matter.

19)

Amendment and Waiver. This Guaranty may not be amended, modified or supplemented except by a writing duly executed by the Guarantor and a duly authorized officer of Unified. No provision of this Guaranty or right of Creditors under this Guaranty can be waived except by a writing duly executed by an authorized officer of Unified. No waiver by Unified of a breach of any provision of this Guaranty shall be construed as a waiver of any subsequent or different breach, and no forbearance by any Creditor to seek a remedy for noncompliance or breach by the Guarantor shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

Continuing Guaranty

20)	Time. Time is of the essence with respect to each provision of this Guaranty.

21)

Severability. The invalidity or unenforceability of any particular provision of this Guaranty shall not affect the other provisions, and this Guaranty shall be construed in all respects as if any invalid or unenforceable provision were omitted.

22)	Headings. The section and other headings contained in this Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Guaranty.

23)

Joint and Several. If this Guaranty is signed by more than one party, each and all of the agreements and obligations contained herein shall be deemed to be the joint and several agreements and obligations of each party executing this Guaranty.

24)

Dispute Resolution. Except as provided below, all disputes arising under any agreement between the Guarantors and any Creditor that cannot be amicably resolved must be resolved through binding arbitration, as described herein. Any arbitration must occur in Los Angeles County, California, and judgment upon any award rendered may be entered in any court of competent jurisdiction. A party demanding arbitration pursuant to this provision must serve a written demand for arbitration on the other party. The arbitration must be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), as those rules exist on the date of the arbitration demand. Although AAA rules will govern the arbitration, the parties are not required to submit to AAA arbitration. The parties may mutually agree to submit to AAA arbitration or arbitration with any other alternative dispute resolution provider. Absent such mutual agreement, within 20 calendar days after an arbitration demand is served, the parties must jointly select and appoint a single arbitrator. If the parties are unable to agree on an arbitrator, the party demanding arbitration must apply to the Superior Court of California for Los Angeles County for appointment of an arbitrator. The cost of the arbitrator, and any related costs of arbitration, must be borne equally by the parties. The arbitrator has authority, and is empowered, by the parties, to hear and resolve all disputes arising under any agreement between the undersigned and Unified or one of its direct or indirect and present or future subsidiaries, and the arbitrator has the authority to award money damages (except for punitive damages, which are specifically excluded from the arbitrator’s authority), injunctive relief, specific performance, rescission, restitution, costs, and attorneys’ fees. The arbitrator does not have the authority to amend any agreement between the parties in any respect. Notwithstanding anything to the contrary in the AAA rules, after the appointment of the arbitrator, the parties have the right to conduct discovery, including depositions, regarding the subject matter of the arbitration to the same extent authorized by California law, as if the arbitration were pending before a Superior Court of California. Once the arbitrator is appointed, the arbitration hearing must be scheduled for a date not more than 120 calendar days after such appointment, unless the parties mutually agree to a later date. Nothing in this provision shall be deemed to apply to or limit the right of any Creditor (a) to exercise self help remedies such as (but not limited to) setoff and

Continuing Guaranty

recoupment or to exercise its right to purchase or redeem any stock, (b) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (c) to obtain from a court provisional or ancillary remedies (including, but not limited to, injunctive relief, a writ of possession, prejudgment attachment, a protective order or the appointment of a receiver), or (d) to pursue rights against Guarantors in a third-party proceeding in any action brought against any Creditor (including actions in bankruptcy court).

Continuing Guaranty

IN WITNESS WHEREOF, the undersigned Guarantors have executed this Guaranty on this              day of                          , 20         .

Individuals:

Signature

Print Name

Signature

Print Name

Others:

By

Print Name                                                                                                                           Title